Exhibit 5.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
March 16, 2017	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
T-Mobile USA, Inc.	Houston	Silicon Valley
12920 SE 38th Street	London	Singapore
Bellevue, Washington 98006	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:	Registration No. 333-210920; T-Mobile USA, Inc., $500,000,000 aggregate principal amount of 4.000% Senior Notes due 2022, $500,000,000 aggregate principal amount of 5.125% Senior Notes due 2025 and $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2027

Ladies and Gentlemen:

We have acted as special counsel to T-Mobile USA, Inc., a Delaware corporation (the “Company”), in connection with the issuance of $500,000,000 aggregate principal amount of the Company’s 4.000% Senior Notes due 2022 (the “2022 Notes”), $500,000,000 aggregate principal amount of the Company’s 5.125% Senior Notes due 2025 (the “2025 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2027 (the “2027 Notes” and together with the 2022 Notes and the 2025 Notes, the “Notes”) and the guarantees of the Notes as evidenced by the notations of guarantee (collectively, the “Guarantees”) by the guarantors set forth in Schedule 1 hereto (the “Guarantors”) under an indenture dated April 28, 2013 (the “Base Indenture”) among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as modified and supplemented by the Eleventh Supplemental Indenture dated as of May 1, 2013 among the Company, the guarantors party thereto and the Trustee (the “Eleventh Supplemental Indenture”), the Twelfth Supplemental Indenture dated as of July 15, 2013 among the Company, the guarantors party thereto and the Trustee (the “Twelfth Supplemental Indenture”), the Sixteenth Supplemental Indenture dated as of August 11, 2014 among the Company, the guarantors party thereto and the Trustee (the “Sixteenth Supplemental Indenture”), the Nineteenth Supplemental Indenture dated as of September 28, 2015 among the Company, the guarantors party thereto and the Trustee (the “Nineteenth Supplemental Indenture”) and the Twenty-Second Supplemental Indenture dated August 30, 2016 among the Company, the guarantors party thereto and the Trustee (the “Twenty-Second Supplemental Indenture”), as modified and supplemented in respect of the 2022 Notes and the Guarantees by the Twenty-Third Supplemental Indenture dated as of the date hereof among the Company, the guarantors and the Trustee (the “Twenty-Third Supplemental Indenture”), as modified and supplemented

March 16, 2017

in respect of the 2025 Notes and the Guarantees by the Twenty-Fourth Supplemental Indenture dated as of the date hereof among the Company, the guarantors and the Trustee (the “Twenty-Fourth Supplemental Indenture”) and as modified and supplemented in respect of the 2027 Notes and the Guarantees by the Twenty-Fifth Supplemental Indenture (the “Twenty-Fifth Supplemental Indenture”) each dated as of the date hereof by and among the Company, the guarantors and the Trustee (the Twenty-Fifth Supplemental Indenture, together with the Twenty-Third Supplemental Indenture and the Twenty-Fourth Supplemental Indenture, the “New Supplemental Indentures”; and the Base Indenture modified and as supplemented by the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Nineteenth Supplemental Indenture, the Twenty-Second Supplemental Indenture and the New Supplemental Indentures, the “Indentures”) and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2016 (Registration No. 333-210920) (as so filed and as amended, the “Registration Statement”), a base prospectus dated April 25, 2016 (the “Base Prospectus”), a preliminary prospectus supplement dated March 13, 2017, an “issuer free writing prospectus” (as defined in Rules 433 and Rule 405 under the Act) dated March 13, 2017, a final prospectus supplement dated March 13, 2017 (together with the Base Prospectus, the “Prospectus”) and an underwriting agreement dated March 13, 2017 among Deutsche Bank Securities Inc., as representative of the several underwriters named in the underwriting agreement, the Company and the Guarantors (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indentures and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees will have been duly authorized by all necessary corporate and limited liability company action, as applicable, of the Company and each Guarantor, respectively, and will be legally valid and binding obligations of the Company and each Guarantor, respectively, enforceable against the Company and each Guarantor in accordance with their respective terms.

March 16, 2017

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Base Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indentures, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 16, 2017 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

March 16, 2017

Schedule 1

Entity	Jurisdiction of Organization

IBSV LLC	Delaware

MetroPCS California, LLC	Delaware

MetroPCS Florida, LLC	Delaware

MetroPCS Georgia, LLC	Delaware

MetroPCS Massachusetts, LLC	Delaware

MetroPCS Michigan, LLC	Delaware

MetroPCS Networks California, LLC	Delaware

MetroPCS Networks Florida, LLC	Delaware

MetroPCS Nevada, LLC	Delaware

MetroPCS New York, LLC	Delaware

MetroPCS Pennsylvania, LLC	Delaware

MetroPCS Texas, LLC	Delaware

Powertel Memphis Licenses, Inc.	Delaware

Powertel/Memphis, Inc.	Delaware

SunCom Wireless Holdings, Inc.	Delaware

SunCom Wireless Investment Company LLC	Delaware

SunCom Wireless License Company, LLC	Delaware

SunCom Wireless Management Company, Inc.	Delaware

SunCom Wireless Operating Company, L.L.C.	Delaware

SunCom Wireless Property Company, L.L.C.	Delaware

SunCom Wireless, Inc.	Delaware

March 16, 2017

T-Mobile Central LLC	Delaware

T-Mobile Financial LLC	Delaware

T-Mobile Leasing LLC	Delaware

T-Mobile License LLC	Delaware

T-Mobile Northeast LLC	Delaware

T-Mobile PCS Holdings LLC	Delaware

T-Mobile Puerto Rico Holdings LLC	Delaware

T-Mobile Puerto Rico LLC	Delaware

T-Mobile Resources Corporation	Delaware

T-Mobile South LLC	Delaware

T-Mobile Subsidiary IV Corporation	Delaware

T-Mobile US, Inc.	Delaware

T-Mobile West LLC	Delaware

Triton PCS Finance Company, Inc.	Delaware

Triton PCS Holdings Company L.L.C.	Delaware

VoiceStream PCS I Iowa Corporation	Delaware

VoiceStream Pittsburgh LLC	Delaware